    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                   DVI, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ---------------------

                      DELAWARE                                            22-2722773
          (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                             ---------------------
                                 2500 YORK ROAD
                          JAMISON, PENNSYLVANIA 18929
                                 (215) 488-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

                MICHAEL A. O'HANLON                                    WITH A COPY TO:
                     DVI, INC.                                         KARL A. ROESSNER
                   2500 YORK ROAD                             CLIFFORD CHANCE ROGERS & WELLS LLP
            JAMISON, PENNSYLVANIA 18929                                200 PARK AVENUE
                   (215) 488-5000                                  NEW YORK, NEW YORK 10166
  (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE                      (212) 878-8000
                      NUMBER,
     INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF CLASS OF SECURITIES BEING       AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING           AMOUNT OF
            REGISTERED                    REGISTERED               SHARE(1)                PRICE(1)           REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.005 per
  share.........................      2,965,987 Shares(2)           $17.06                $50,599,738             $12,649.93
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the common stock reported on the New York Stock Exchange on August 24, 2001.

(2) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers a presently indeterminate number of common shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2001

PRELIMINARY PROSPECTUS

                                   DVI, INC.

                        2,965,987 SHARES OF COMMON STOCK

     This prospectus relates to the offer and sale of up to 2,965,987 shares of our common stock. These shares may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest. See "Selling Securityholders". Of the common shares being offered hereby, 100,000 are issuable upon the exercise of an outstanding warrant to purchase our common shares. The remaining shares are being registered pursuant to a contractual obligation with one of the selling securityholders and represent common shares that we may issue to that securityholder pursuant to a debt financing. Payment of principal and/or interest due under that debt financing which we elect not to make in cash will be converted into rights convertible into our common shares (sometimes referred to in this Prospectus as exchange rights). The number of shares which we actually issue pursuant to that financing arrangement may be greater or fewer than 2,865,987 shares. We only intend to permit amounts due under that financing to be converted into rights convertible into our common shares on a selective basis when our management believes that any common shares issued upon exercise of exchange rights will not be materially dilutive to our existing securityholders.

     We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

     Our common stock is listed on the New York Stock Exchange, Inc. under the symbol "DVI."

     The shares offered hereby involve a high degree of risk. For a discussion of certain factors that should be considered in connection with an investment in the shares, see the section captioned "Risk Factors" on page 6 of this prospectus.

     Our principal executive offices are located at 2500 York Road, Jamison, Pennsylvania 18929 (telephone: 215-488-5000).

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is             , 2001

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
WHERE YOU CAN FIND MORE INFORMATION...    3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................    3
FORWARD-LOOKING INFORMATION...........    4
DVI, INC..............................    5
RISK FACTORS..........................    6

                                        PAGE
                                        ----
PRICE RANGE OF SHARES.................   12
USE OF PROCEEDS.......................   12
SELLING SECURITYHOLDERS...............   12
PLAN OF DISTRIBUTION..................   15
EXPERTS...............................   16
LEGAL MATTERS.........................   16

                      WHERE YOU CAN FIND MORE INFORMATION

     We file quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. You may also obtain copies of such materials from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We file reports, proxy statements and other information with the Securities and Exchange Commission electronically. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed electronically with the Securities and Exchange Commission. Our common stock is listed on the New York Stock Exchange and you can also inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York, 10005.

     This prospectus constitutes a part of a registration statement on Form S-3 we have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus omits certain of the information contained in the registration statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document so filed, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. We refer you to the registration statement and such exhibits and schedules thereto for further information about us and the securities offered pursuant to this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the sale of all of the shares that are part of this offering:

          (1) Annual Report on Form 10-K for the fiscal year ended June 30,
     2000;

          (2) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2000, December 31, 2000 and March 31, 2001; and

          (3) The description of our shares of common stock contained in our Registration Statement on Form S-3 filed on April 24, 1998.

     WE WILL PROVIDE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). WE WILL PROVIDE THIS INFORMATION AT NO COST TO SUCH PERSON UPON WRITTEN OR ORAL REQUEST ADDRESSED TO: DVI, INC., 2500 YORK ROAD, JAMISON, PENNSYLVANIA 18929 (TELEPHONE:
215-488-5000), ATTENTION: LEGAL DEPARTMENT.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No one is making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     Except as the context may otherwise require, when we refer to "DVI" or "the Company," "we," "us" or "our" in this prospectus, we mean DVI, Inc. and its consolidated subsidiaries.

                          FORWARD-LOOKING INFORMATION

     We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the Company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause the Company's actual results, performances or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

     - our inability to access capital and financing on terms acceptable to us;

     - competition from others;

     - changes in interest or currency exchange rates that limit our ability to generate new receivables and decrease our net interest margins;

     - increases in non-performing loans and credit losses;

     - changes in any domestic or foreign governmental regulation affecting our ability to declare and pay dividends or the manner in which we conduct business;

     - adverse changes, or any announcement relating to a possible or contemplated adverse change, in the ratings obtained from any of the independent rating agencies relating to our debt securities or other financial instruments; and

     - other risk factors set forth under "Risk Factors."

     We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on those statements.

                                   DVI, INC.

     We are a leading provider of asset-based financing to healthcare service providers. While our businesses are operated principally in the United States, we also have a significant presence in Latin America as well as operations in Europe and Asia. Through our medical equipment finance business, we finance the purchase of diagnostic imaging and other sophisticated medical equipment. We also provide vendor financing programs on a world wide basis. Through our medical receivables financing business, we provide lines of credit collateralized by third party medical receivables to a wide variety of healthcare providers, many of whom are our equipment finance customers. Our management believes that our healthcare industry expertise and our broad range of financing programs has positioned us to become the primary source of financing for our customers.

                                  RISK FACTORS

     Our common stock involves a significant degree of risk. You should carefully consider the risk factors described below in addition to the other information contained in this prospectus, or incorporated by reference, in determining whether or not to purchase any shares of our common stock.

TO FUND OUR BUSINESS WE DEPEND ON WAREHOUSE FINANCING TO MEET OUR SHORT-TERM NEED FOR FUNDS AND OUR SECURITIZATION PROGRAM TO MEET OUR LONG-TERM NEED FOR FUNDS. THESE FINANCING OPTIONS MAY NOT BE AVAILABLE TO US IN THE FUTURE.

     In order to sustain the growth of our financing business, we depend upon funding from warehouse facilities until we are able to fund our equipment and other loans permanently. The funds we obtain through warehouse facilities are full recourse short-term borrowings secured primarily by the underlying equipment, medical receivables and other collateral. We typically repay these borrowings with proceeds we receive when we permanently fund our equipment and other loans.

     At March 31, 2001, we had available an aggregate of approximately $785 million under various warehouse facilities, of which approximately $702 million was available for funding equipment loans and approximately $83 million was available for funding medical receivables loans. We cannot give any assurance that this type of warehouse financing will continue to be available to us on acceptable terms. If we are unable to obtain such funds on acceptable terms, we will have to limit our equipment and other loan originations. This would have a material adverse effect on our financial condition and results of operations.

     Our principal form of permanent funding is securitization. Securitization is a process in which a pool of equipment loans is transferred to a special-purpose financing entity which issues notes to investors. Principal and interest on the notes issued to investors by the securitization subsidiary are paid from the cash flows produced by the loan pool, and the notes are secured by a pledge of the assets in the loan pool as well as by other collateral. In the securitizations we sponsor, equipment loans funded through the securitizations must be credit enhanced to receive an investment grade credit rating. In the securitizations we have sponsored to date, we have effectively been required to furnish credit enhancement equal to the difference between (i) the aggregate principal amount of the equipment loans we originated and transferred to our special-purpose finance subsidiary and the related costs of consummating the securitization and (ii) the net proceeds received in such securitizations.

     Our ability to complete securitizations and other structured finance transactions depends upon a number of factors, including:

     - general conditions in the credit markets;

     - the size and liquidity of the market for the types of securities we may issue or place in securitizations; and

     - the overall performance of our loan portfolio.

     We do not have binding commitments from financial institutions or investment banks to provide permanent funding for our equipment or medical receivables loans. If for any reason we were unable to access the securitization markets, and/or obtain permanent funding for our equipment or other loans, we cannot provide any assurance that our lenders would refinance or extend the terms of our warehouse facilities for a sufficient period of time for us to obtain permanent funding or refinance or extend the terms at all. If our lenders did not refinance or extend the terms of our warehouse facilities, we could possibly be required to repay such facilities, the consequence of which would have a material adverse effect on our financial condition and results of operations.

OUR RESULTS DEPEND UPON THE RATE AT WHICH OUR CUSTOMERS MAKE THE SCHEDULED PAYMENTS ON THEIR EQUIPMENT LEASES AND DO NOT DEFAULT. A HIGHER RATE OF DEFAULT THAN WE PREDICT COULD HURT OUR BUSINESS IN A VARIETY OF WAYS.

     Many of our customers are outpatient healthcare providers. Loans to such customers require a high degree of credit analysis. In addition, we have begun to provide asset-backed financing for emerging growth companies which requires different types of credit analysis. Although we try to reduce our risk of default and credit losses through our underwriting practices, loan servicing procedures and the use of various forms of non-recourse or limited recourse financing (in which the financing sources that permanently fund our equipment and other loans assume some or all of the risk of default by our customers), we remain exposed to potential losses resulting from a default by a customer. Customers' defaults could result in the following:

     - require us to make certain payments under our warehouse facilities;

     - in permanent equipment and other funding arrangements, require us to make payments to the extent of our remaining credit enhancement position;

     - the loss of the cash or other collateral pledged as credit enhancement under our permanent equipment and other funding arrangements; or

     - the loss of any remaining interest we may have kept in the underlying equipment.

     During the period beginning when we initially fund an equipment or other loan to when we fund the loan on a permanent basis, we are exposed to full recourse liability in the event of default by the borrower. While we have typically been able to permanently fund our equipment and other loans, we may not be able to permanently fund many of the loans in our international portfolio. While we are currently in the process of securing permanent funding for our international portfolio and are exploring opportunities to permanently fund our other financing services, with respect to such loans and services we may be subject to credit risk for a longer period of time. In some cases, this risk will extend for the life of the loans. In addition, the terms of securitizations and other types of structured finance transactions generally require us to replace or repurchase equipment and other loans in the event they fail to conform to the representations and warranties made by us, even in transactions otherwise designated as non-recourse or limited recourse.

     Defaults by our customers could also adversely affect our ability to obtain additional financing in the future, including our ability to use securitization or other forms of structured finance. Our sources of such permanent funding take into account the credit performance of the equipment and other loans previously financed by us in deciding whether and on what terms to make new loans. In addition, the credit rating agencies often involved in securitizations consider prior credit performance in determining the rating to be given to the securities issued in securitizations sponsored by us.

AS A BUSINESS THAT BORROWS AND LOANS MONEY, FLUCTUATING INTEREST RATES CAN INCREASE THE COST OF OUR BORROWINGS, CAUSE US TO INCUR COSTS TO LIMIT OUR INTEREST RATE EXPOSURE AND MAKE OUR LOANS LESS ATTRACTIVE TO OUR CUSTOMERS.

     When we borrow funds through warehouse facilities, we are exposed to certain risks caused by interest rate fluctuations. Although our equipment loans are structured and permanently funded on a fixed interest rate basis, we use warehouse facilities until permanent funding is obtained. Since the funds we borrow through warehouse facilities are on a floating interest rate basis, we use hedging techniques to protect our interest rate margins during the period that warehouse facilities are used prior to an anticipated securitization and sale. To manage our interest rate risk, we use derivative financial instruments such as forward rate agreements, forward market sales or purchases of treasury securities, and interest rate swaps and caps. We use these derivatives to manage certain components of interest rate risk including mismatches of the maturity of assets and liabilities on our balance sheet, hedging anticipated loan securitizations and sales and interest rate spread protection. However, we cannot give any assurance that:

     - our hedging strategy or techniques will be effective;

     - our profitability will not be adversely affected during any period of changes in interest rates; or

     - the costs of hedging will not exceed the benefits.

     A substantial and sustained increase in interest rates could adversely affect our ability to originate loans. In certain circumstances and for a variety of reasons, we may retain for an indefinite period certain of the equipment and other loans we originate. In such cases, our interest rate exposure may continue for a longer period of time.

WE HAVE EXPANDED OUR OPERATIONS RECENTLY AND WE CANNOT BE SURE WE CAN MANAGE THE EXPANSION PROFITABLY.

     In the past four years, we originated a significantly greater number of equipment, medical receivables and other loans than we did in previous years. As a result of this growth, our managed net financed asset portfolio grew from $494.9 million at June 30, 1995 to $2.2 billion at March 31, 2001. In light of this growth, the historical performance of our loan portfolio, including rates of credit loss, may not be useful in predicting future loan portfolio performance. Any credit or other problems associated with the large number of equipment and other loans recently originated are not yet apparent.

A SUBSTANTIAL PART OF OUR LOANS ARE ORIGINATED OUTSIDE THE UNITED STATES SUBJECTING OUR REVENUE TO THE RISKS ASSOCIATED WITH TRANSACTIONS INVOLVING FOREIGN CURRENCIES.

     The portion of our medical equipment loans originated outside the U.S. was 15.9% in the fiscal year ended June 30, 2000 and 13.5% in the nine-month period ended March 31, 2001. Because of our relationships with certain manufacturers of high-cost medical equipment who are conducting business and expanding internationally, we anticipate that equipment loans originated outside the U.S. will become a significant portion of our loan portfolio. With the continuing expansion of our international business, an increasing portion of our operations may continue to be subject to certain risks, including currency exchange risks and exchange controls and potential adverse tax consequences. These factors could have a material adverse effect on our financial condition and results of operations.

     The growth of our international business is significantly dependent on referrals from manufacturers of diagnostic imaging equipment and other manufacturers of medical equipment we finance. In addition, these manufacturers occasionally provide credit support for or assume first loss positions with respect to equipment financing they refer to us. These manufacturers are not contractually obligated to give these referrals or to provide credit support or assume first loss positions in connection with their referrals and we cannot give any assurance that they will continue to do so. If for any reason we no longer received the benefits of these referrals or related credit support and assumptions of first loss positions, our international growth would be materially adversely affected.

     Our equipment loans are denominated in both U.S. dollars and foreign currencies. If denominated in U.S. dollars, our operating results are subject to fluctuation based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar. We engage in hedging activities with respect to our foreign currency exposure and management is continuing to monitor our exposure to currency fluctuations and our hedging policies. However, we cannot give any assurance that such hedging techniques will be successful.

     We are also subject to the adverse impact devaluation would have on our international customers' ability to make payments under equipment loans. Although we try to account for the risk of devaluation when originating our international equipment loans, we cannot give any assurance that we will be successful.

     In Latin America, our equipment loans are subject to "transfer risks" where a foreign government may block foreign currencies from leaving the country during economic downturns. If a foreign government were to take any action to block foreign currencies from leaving its country, overseas creditors such as our Company would be unable to collect payments on their loans. Since all of our Latin American equipment loans are denominated in U.S. dollars, any transfer restrictions on foreign currencies would have a material adverse effect on our financial condition and results of operations.

THERE ARE CERTAIN RISKS RELATED TO THE BUSINESS OF FINANCING MEDICAL RECEIVABLES, SUCH AS EVALUATING THE QUALITY OF RECEIVABLES AND SECURING OUR RIGHTS TO AND COLLECTING PAYMENT OF OUR RECEIVABLES.

     Our medical receivables financing business generally consists of providing loans to healthcare providers that are secured by their receivables. Receivables are paid by groups such as insurance companies, governmental programs and other healthcare providers. These loans may also be secured by other types of collateral. While we expect to focus on this business as a significant part of our growth strategy, we cannot give any assurance that we will be able to expand this business successfully or avoid related liabilities or losses.

     The following describes the unique risks involved in the medical receivables financing business:

     - Overstatements by healthcare providers of the quality and characteristics of their medical receivables, which we analyze in determining the amount of the line of credit to be secured by such receivables. After our determination has been made, healthcare providers could change their billing and collection systems, accounting systems or patient records in a way that could adversely affect our ability to monitor the quality and/or performance of the related medical receivables.

     - Technical legal issues associated with creating and maintaining perfected security interests in medical receivables, specifically those generated by Medicaid and Medicare claims.

     - Payors may make payments directly to healthcare providers that have the effect (intentionally or otherwise) of circumventing our rights in such payments.

     - Payors may attempt to offset their payments to us against debts owed to the payors by the healthcare providers.

     - As a lender whose position is secured by receivables, we are less likely to collect outstanding receivables in the event of a borrower's insolvency than a lender whose position is secured by medical equipment that the borrower needs to operate its business.

     - A borrower that defaults on obligations secured by medical receivables may require additional loans, or modifications to the terms of existing loans, in order to continue operations and repay outstanding loans.

     - A conflict of interest may arise when we act as servicer for an equipment-based securitization and originate medical receivables loans to borrowers whose equipment loans have been securitized.

     - The fact that the use of structured finance transactions to fund medical receivables is a relatively new process may impair our efforts to develop suitable sources of funding.

     Although we believe we have structured our credit policies and lending practices to take into account these and other factors (including the recent acquisition of a highly sophisticated collateral tracking system which will allow us to improve the monitoring of medical receivables), we cannot give any assurance that we will not sustain credit losses in connection with our medical receivables financing business. We also cannot give assurance that the medical receivables financing business will meet our growth expectations.

WE ARE SUBJECT TO COMPLICATED GOVERNMENT REGULATIONS WITH WHICH WE COULD FAIL TO SUCCESSFULLY COMPLY.

     Our finance business is subject to numerous federal and state laws and regulations, which, among other things, may:

     - require that we obtain and maintain certain licenses and qualifications;

     - limit the interest rates, fees and other charges that we are allowed to collect;

     - limit or prescribe certain other terms of our finance receivables arrangements with clients; and

     - subject us to certain claims, defenses and rights of offset.

     Although we believe that we are currently in compliance with applicable statutes and regulations, we cannot give any assurance that we will be able to maintain such compliance without incurring significant expense. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Also, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect upon us.

OUR RESULTS DEPEND ON THE DEMAND FOR MEDICAL EQUIPMENT.

     Many factors beyond our control affect the demand for our equipment financing services. In addition, to general economic conditions and fluctuations in supply and demand, the demand for medical equipment may also be negatively affected by reductions in reimbursement amounts paid to healthcare providers for their services from third-party payors such as insurance companies, government programs and other healthcare providers and increased use of managed healthcare plans that often restrict the use of certain types of high technology medical equipment. For the quarter ended March 31, 2001, financing for purchases of magnetic resonance imaging machines, commonly referred to as "MRI machines," accounted for approximately 22.24% (by dollar volume) of the total loans originated by us. Any substantial decrease in our loan originations for the purchase of MRI machines could have a material adverse effect on the Company.

WE COMPETE WITH EQUIPMENT MANUFACTURERS AND A VARIETY OF OTHER FINANCING SOURCES FOR OUR CUSTOMERS.

     The business of financing medical equipment is highly competitive. We compete with equipment manufacturers that sell and finance sales of their own equipment, finance subsidiaries of national and regional commercial banks and equipment leasing and financing companies. Many of our competitors have significantly greater financial and marketing resources than we do. In addition, the competition in the new markets recently targeted by our Company, specifically the medical device financing market and medical receivables financing market, may be greater than the levels of competition historically experienced by us.

     We believe that increased equipment loan originations during the past three years resulted, in part, from a decrease in the number of competitors in the higher cost medical equipment financing market and our high level of penetration in this market. We cannot give any assurance that new competitive providers of financing will not enter the medical equipment financing market in the future. To meet our long-term growth objectives, we must increase our presence in our targeted markets for lower-cost medical devices and medical receivables financing businesses. To achieve this goal we may be required to reduce our margins to be competitive.

WE DEPEND ON OUR KEY PERSONNEL.

     Our ability to successfully continue our existing financing business, to expand into targeted markets and to develop our newer businesses depends upon our ability to retain the services of key management personnel. The loss of any of these individuals or an inability to attract and maintain additional qualified personnel could adversely affect our Company. We cannot give any assurance that we will be able to retain existing management personnel or attract additional qualified personnel.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS THAT MAY LIMIT OUR ABILITY TO BORROW MORE FUNDS TO OPERATE OUR BUSINESS.

     We have substantial outstanding indebtedness and are highly leveraged. As of March 31, 2001, we (including our consolidated subsidiaries) had total debt of $1,064 million, of which $589 million was full recourse debt and $475 million was limited recourse debt. Of the $1,064 million of total debt, $708 million was long-term debt and $356 million was short-term debt. We have substantial debt service requirements. Our ability to repay indebtedness will depend upon future operating performance. Future operating performance depends upon the performance of our loan portfolio, the success of our business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors. Many of these factors are beyond our control. The degree to which we are leveraged may also impair our ability to obtain additional financing on acceptable terms. In addition, the indenture related to our Senior Notes due 2004 restricts our ability to obtain non-warehouse or limited recourse debt which may also limit our ability to refinance existing indebtedness.

OUR INDEBTEDNESS REQUIRES SIZEABLE INTEREST PAYMENTS. WE OPERATE ON A NEGATIVE CASH FLOW BASIS. AS A RESULT, WE HAVE A CONTINUING SUBSTANTIAL NEED FOR ADDITIONAL CAPITAL.

     Although we believe that cash available from operations and financing activities will be sufficient to enable us to make required interest payments on our debt, we cannot give any assurance that we will always be able to do so. We may encounter liquidity problems which could affect our ability to meet our payment obligations while attempting to withstand competitive pressures or adverse economic conditions.

     We expect to continue to operate on a negative cash flow basis as the volume of our loan purchases and originations increases and our securitization program grows. Our primary cash requirements include the funding of:

     - loan originations and purchases pending their securitization and sale;

     - fees and expenses incurred in connection with the securitization of loans;

     - loan originations in connection with our new financing services, for which permanent sources of funding are still being developed;

     - credit enhancement requirements in connection with the securitization and sale of the loans, which include cash deposits, the funding of subordinated tranches, and/or the pledge of additional equipment or other loans that are funded with our capital;

     - ongoing administrative and other operating expenses;

     - interest and principal payments under our warehouse facilities and other indebtedness; and

     - delinquent accounts, as generally required by the terms of securitizations.

     In the future, we expect our primary sources of liquidity to be existing cash fundings under our warehouse facilities, sales of loans through securitizations and other permanent fundings, new sources of permanent funding which are being developed for loan originations in connection with our new financing services, the net proceeds from the sale of further issuances of debt or equity.

     We believe these sources will be sufficient to fund our liquidity requirements for at least the next 12 months if our future operations are consistent with management's current growth expectations. However, because we expect to continue to operate on a negative cash flow basis for the foreseeable future, we will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot give any assurance that any of these sources will be available at any given time or that they will be available on favorable terms.

THE COMMON SHARES ISSUABLE UPON EXCHANGE OF THE ASSET-BACKED EXCHANGEABLE TERM NOTE MAY DILUTE EXISTING SECURITYHOLDERS

     As described later in this prospectus under "Selling Securityholders," on June 29, 2001 we issued a 9.5% Asset-Backed Exchangeable Term Note to an investor. If we elect not to pay the monthly payment under the Asset-Backed Exchangeable Term Note in cash, the holder of the Asset-Backed Exchangeable Term Note automatically will receive the right to exchange the amount of any monthly payment not paid in cash for common shares at an exchange price equal to the average of the three lowest daily trading prices of the common shares during the 15 trading days ending on the day before an exchange right is exercised. Because the exchange price is tied to the market price of our common shares, the number of shares issuable upon exercise of exchange rights increases significantly as the market price of our common shares falls. Although, subject to the terms of the Asset-Backed Exchangeable Term Note, we will have the right at any time to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights instead of paying such amounts in cash, we only intend to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights on a selective basis when our management believes that any common shares issued upon exercise of such rights will not be materially dilutive to our existing securityholders. However, if amounts due under the Asset-Backed Exchangeable Term Note are converted into exchange rights which are exercised when the market price of our common shares is low, existing stockholders could be significantly diluted.

THE EXERCISE OF EXCHANGE RIGHTS UNDER THE ASSET-BACKED EXCHANGEABLE TERM NOTE MAY PLACE DOWNWARD PRESSURE ON THE MARKET PRICE OF OUR COMMON SHARES AND ENCOURAGE SHORT SELLING

     The payment of amounts due under the Asset-Backed Exchangeable Term Note in exchange rights and subsequent sale of the common shares issuable upon exercise of such exchange rights may place downward pressure on the market price of our common shares. Speculative traders may anticipate the exercise of exchange rights under the Asset-Backed Exchangeable Term Note and, in anticipation of a decline in the market price of our common shares, engage in short sales of our common shares. Such short sales could further negatively affect the market price of our common shares.

                             PRICE RANGE OF SHARES

     Our common shares are listed on the New York Stock Exchange under the symbol "DVI". The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share for our common shares on the New York Stock Exchange based on public sources:

                                                             COMMON STOCK
                                                             SALES PRICE
                                                         --------------------
                                                           HIGH        LOW
                                                         --------    --------
FISCAL YEAR ENDING JUNE 30
1999:
  First Quarter........................................  $ 25.250    $13.4375
  Second Quarter.......................................    19.625       9.500
  Third Quarter........................................    18.875      12.625
  Fourth Quarter.......................................    17.625      12.250
2000:
  First Quarter........................................  $ 17.500    $ 15.125
  Second Quarter.......................................   16.0625      11.250
  Third Quarter........................................   18.0625      13.375
  Fourth Quarter.......................................    17.000     12.5625
2001:
  First Quarter........................................  $20.4375    $ 14.750
  Second Quarter.......................................    19.500     14.6875
  Third Quarter........................................    17.875      12.950
  Fourth Quarter.......................................    17.600      13.000
2002:
  First Quarter (through August 30, 2001)..............    17.750      15.370

     On August 30, 2001, the reported closing price of our common shares on the New York Stock Exchange was $17.17 per share.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the net proceeds from sales of the shares offered hereby. See "Selling Securityholders." We will not receive any of the proceeds.

                            SELLING SECURITYHOLDERS

     The selling securityholders acquired the Asset-Backed Exchangeable Term Note and a warrant to purchase 100,000 of our common shares in private placements that we completed on June 29, 2001 and August 9, 2001, respectively.

     For the purpose of this prospectus we have assumed that up to 2,865,987 shares would be issued upon exercise of exchange rights under the Asset-Backed Exchangeable Term Note, which is equal to 19.99% of our outstanding common stock as of August 30, 2001. Under the rules of the New York Stock Exchange, this is the maximum amount of shares which we can issue under the Asset-Backed Exchangeable Term Note without obtaining shareholder approval. The actual number of shares that may become issuable under the Asset-Backed Exchangeable Term Note is subject to adjustment and could be more or less than 2,865,987 shares, depending on how often we elect to issue exchange rights in lieu of making payments under the Asset-Backed Exchangeable Term Note in cash, and on fluctuations in the market price of our common shares. Although, subject to the terms of the Asset-Backed Exchangeable Term Note, we will have the right at any time to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights instead of paying such amounts in cash, we only intend to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights on a selective basis when our management believes that any common shares issued upon exercise of such rights will not be materially dilutive to our existing securityholders.

     The following table lists:

     - the name of each selling securityholder;

     - certain beneficial ownership information with respect to each selling securityholder;

     - the number of shares that may be sold from time to time by each selling securityholder pursuant to this prospectus; and

     - the number (and if one percent or more, the percentage) of common shares to be owned by each selling securityholder if all offered share are sold.

                                            SHARES OWNED                             SHARES OWNED
                                         BEFORE OFFERING(1)       NUMBER OF      AFTER OFFERING(1)(2)
                                        ---------------------    SHARES BEING    --------------------
NAME                                    NUMBER     PERCENTAGE      OFFERED       NUMBER    PERCENTAGE
----                                    -------    ----------    ------------    ------    ----------
Deephaven/JE Matthew I, LLC...........  100,000(3)     *          2,965,987        0           *

---------------
*   Represents less than one percent of our outstanding common shares.

(1) Based on 14,337,104 shares of common stock outstanding on August 24, 2001.

(2) The shares being offered pursuant to this prospectus may be offered from time to time in one or more offerings. This assumes that all of the common shares being offered under this prospectus are sold, and that the selling securityholder acquires no additional common shares before the completion of this offering.

(3) Represents 100,000 shares issuable by us upon the exercise of a warrant at an original exercise price of $21.00 per share. The number of common shares issuable upon exercise of this warrant is subject to antidilution adjustments. Does not assume shares issuable upon exercise of the exchange rights that may accrue under the Asset-Backed Exchangeable Term Note held by Deephaven/JE Matthew I, LLC. As further discussed below, if we elect not to pay all amounts due under the Asset-Backed Exchangeable Term Note in cash the holder of the Asset-Backed Exchangeable Term Note automatically will receive rights to exchange (immediately or at any later date prior to November 30, 2004) the portion of the monthly payment not paid in cash into common shares at the applicable exchange price. Except as described below, the exchange price for any date is the average of the three lowest daily trading prices of the common shares during the 15 trading days ending on the day before an exchange right is exercised. See below for an illustration of how many common shares would be issuable under the Asset-Backed Exchangeable Term Note if the market price of our common shares were to remain at various price levels during the term of the Asset-Backed Exchangeable Term Note. As required under the securities purchase agreement pursuant to which we issued the Asset-Backed Exchangeable Term Note, under the registration statement of which this prospectus is a part, we are registering 2,865,987 common shares on behalf of Deephaven/JE Matthew I, LLC with respect to the Asset-Backed Exchangeable Term Note, representing 19.99% of our total outstanding common shares, which is the maximum number of shares that we can issue under the Asset-Backed Exchangeable Term Note without obtaining shareholder approval. Although, subject to the terms of the Asset-Backed Exchangeable Term Note, we will have the right at any time to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights instead of paying such amounts in cash, we only intend to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights on a selective basis when our management believes that any common shares issued upon exercise of such rights will not be materially dilutive to our existing securityholders.

     On June 29, 2001, pursuant to a securities purchase agreement, we sold Deephaven/JE Matthew I, LLC a $12,000,000 9.5% Asset-Backed Exchangeable Term Note. On August 9, 2001, pursuant to an amendment to the securities purchase agreement, we issued Deephaven/JE Matthew I, LLC a warrant to purchase 100,000 shares of our common stock.

     The warrant has an exercise price of $21.00, and is exercisable at any time on or before August 9, 2006. The exercise price is subject to reduction, pursuant to a formula set forth in the warrant, if we sell common shares or grant a security or right exercisable for or convertible into common shares at a purchase price which is less than the current exercise price (with exceptions for existing stock options and other specified transactions). The warrant also contains standard antidilution provisions pursuant to which the exercise price and number of common shares issuable thereunder are adjusted in the event of a stock split, stock dividend, recapitalization or similar transaction.

     The Asset-Backed Exchangeable Term Note is in the principal amount of $12,000,000 and bears interest at a rate of 9.5% per year. Under the Asset-Backed Exchangeable Term Note, we are required to make monthly payments on or before the 1st day of each calendar month in the principal amount of $400,000 plus accrued interest.

     If we elect not to pay any amounts due under the Asset-Backed Exchangeable Term Note in cash the holder of the Asst-Backed Exchangeable Term Note automatically will receive rights to exchange (immediately or at any later date prior to November 30, 2004) the portion of such monthly payment amount not paid in cash into common shares at the applicable exchange price. Although, subject to the terms of the Asset-Backed Exchangeable Term Note, we will have the right at any time to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights instead of paying such amounts in cash, we only intend to permit amounts due under the Asset-Backed Exchangeable Term Note to be converted into exchange rights on a selective basis when our management believes that any common shares issued upon exercise of such rights will not be materially dilutive to our existing securityholders. Except as described in the following paragraph, the exchange price for any date is the average of the three lowest daily trading prices of the common shares during the 15 trading days ending on the day before an exchange right is exercised.

     If there is an increase in the trading price of the common shares in an amount in excess of the Special Event Trigger Price (defined below) for a period of ten consecutive days (a "Special Event"), the entire outstanding principal balance of the Asset-Backed Exchangeable Term Note, plus accrued interest thereon, shall automatically be converted into exchange rights exercisable at the Special Event Price. However, in such event, that portion of any exchange rights issued as a result of the Special Event which have not been converted into common shares as of the 30th consecutive trading day on which the closing price of the common stock is below the Special Event Price shall re-convert at such time to the remaining unpaid principal balance of the Asset-Backed Exchangeable Term Note, plus accrued and unpaid interest. The Special Event Price is initially $30.00 per share and is subject to typical antidilution adjustments.

     Upon the occurrence of a sale of substantially all of the assets or stock of DVI or of certain other similar transactions, we must elect to either prepay the outstanding balance of principal and interest of the Asset-Backed Exchangeable Term Note or to convert such amounts into exchange rights. Upon the occurrence of other specified events, we are required to pay the monthly payments in cash and to pay default interest on such amount.

     We may, at any time (other than during the continuance of a Special Event), prepay the outstanding balance of the Asset-Backed Exchangeable Term Note, in whole or in part, at a price equal to the sum of (i) the face amount of the Asset-Backed Exchangeable Term Note prepaid times 108%, and (ii) accrued and unpaid interest on the Asset-Backed Exchangeable Term Note.

     The Asset-Backed Exchangeable Term Note is secured by a pledge of certain assets of DVI Financial Services Inc., a wholly-owned subsidiary of the Company.

     In order to illustrate the relationship between the market price of our common shares and the number of common shares issuable upon exchange of the monthly payments on the Asset-Backed Exchangeable Term Note, the following table sets forth how many common shares would be issued upon exchange of the entire exchangeable amount of the Asset-Backed Exchangeable Term Note if the average of the lowest three daily trading prices during the 15 trading days ending on the day before an exchange rate is exercised were (a) $14.60 (the lowest daily trading price of our common shares during the 90 days immediately preceding the filing of the registration statement of which this prospectus is a part) and (b) $17.75 per share (the highest daily trading price of our common shares during the 90 day period immediately preceding the filing of the registration statement of which this prospectus is a part). Such prices are selected for illustration purposes only and do not reflect our actual estimate of the average of the lowest three daily trading prices during any 15 trading day period.

                               Assumed Average of Lowest Three Daily Prices

                                                 $ 14.60                   $ 17.75
                                                 ---------------------------------
Shares Issuable (1)                              983,750                   809,169
Percentage of Outstanding Common Stock(2)          6.86%                     5.64%

---------------
(1) Assumes that no principal or interest is paid in cash or prepaid, that all exchange rights are exercised 270 days after they are issued, that no default occurs and that no penalties or premiums are required to be paid.
(2)  Based on 14,337,104 shares of common stock outstanding on August 30, 2001.

     Under the securities purchase agreement pursuant to which Deephaven/JE Matthew I, LLC purchased the Asset-Backed Exchangeable Term Note and the warrant to purchase 100,000 of our common shares, we are obligated to file a registration statement registering the shares issuable to Deephaven/JE Matthew I, LLC in connection with the Asset-Backed Exchangeable Term Note and the warrant.

                              PLAN OF DISTRIBUTION

     The shares of our common stock covered by this prospectus will be offered and sold solely by or on behalf of the Selling Securityholders. We have agreed that we will bear all costs, expenses and fees incurred in connection with the registration of these shares under the Securities Act of 1933, as amended (the "Securities Act"). As used herein, "Selling Securityholder" includes donees and pledgees selling common shares received from a named Selling Securityholder after the date of this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares will be borne by the Selling Securityholders. Except as may be set forth in any prospectus supplement, the Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of common shares by the Selling Securityholders. The Selling Securityholders may effect such transactions by selling common shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of common shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Securityholders are not expected to exceed normal selling expenses. Because Selling Securityholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the Selling Securityholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to their sales in the market. The registration of the common shares under the Securities Act shall not be deemed an admission by the Selling Securityholders or the Company that the Selling Securityholders are underwriters for purposes of the Securities Act of any common shares offered pursuant to this prospectus. Upon the Company being notified by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

     - the name of each such Selling Securityholder and of the participating broker-dealer(s);

     - the number of common shares involved;

     - the price at which such common shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     The common shares may be sold or distributed in a variety of ways, including:

     - block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - exchange distributions and/or secondary distributions in accordance with the rules of the New York Stock Exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - sales in the over-the-counter market;

     - through short sales of common shares;

     - pro rata distributions in the ordinary course of business or as part of the liquidation and winding up of the affairs of the Selling Securityholders; and

     - privately negotiated transactions.

     The Selling Securityholders may from time to time deliver all or a portion of the common shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the common shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common shares during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 101, 102, 103 and 104, which provisions may limit the timing of purchases and sales of common shares by the Selling Securityholders. Common shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a Selling Securityholder may devise, gift or otherwise transfer the common shares by means not described herein, in which event such transfer will not be pursuant to this prospectus.

                                    EXPERTS

     The financial statements and the related financial statement schedules included and incorporated in this prospectus and elsewhere in the registration statement by reference to our Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated herein by reference, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the common shares covered by this prospectus will be passed upon for us by Clifford Chance Rogers & Wells LLP, New York, New York.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Company in connection with the sale of common shares being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission Registration Fee.........  $12,650
Printing and Engraving......................................   10,000
Accounting Fees.............................................    1,500
Legal Fees and Expenses.....................................   30,000
Miscellaneous Fees and Expenses.............................   25,000
                                                              -------
          Total.............................................  $79,150
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the DGCL provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the DGCL provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

     The Company's By-laws require the Company to indemnify each of its directors, officers and employees to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of his service to the Company or to other organizations at the Company's request.

ITEM 16.  EXHIBITS

     (a) Exhibits


4.1(a)   Form of Common Stock Certificate
4.2(b)   Asset-Backed Exchangeable Term Note, dated June 29, 2001
4.3(b)   Warrant dated August 9, 2001
5.1(b)   Opinion of Clifford Chance Rogers & Wells LLP


10.1(b) Securities Purchase Agreement, dated as of June 29, 2001 between DVI and Deephaven/JE Matthew LLC, together with Amendment No. 1, dated as of August 9, 2001
23.1(b)  Consent of Clifford Chance Rogers & Wells LLP (Included in
         Exhibit 5.1)
23.2(b)  Consent of Deloitte & Touche LLP

---------------
a. Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) and incorporated herein by reference.

b. Filed herewith.

(b) Financial Statements

     Inapplicable.

     ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Doylestown, state of Pennsylvania, on August 31, 2001.

                                          DVI, INC.

                                          By:    /s/ MICHAEL A. O'HANLON
                                            ------------------------------------
                                            Name: Michael A. O'Hanlon
                                              Title: Chief Executive Officer and
                                                     President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----

              /s/ MICHAEL A. O'HANLON                Chief Executive Officer and
---------------------------------------------------    President and Chairman of the
                Michael A. O'Hanlon                    Board of Directors               August 31, 2001

              /s/ STEVEN R. GARFINKEL                Executive Vice President and
---------------------------------------------------    Chief Financial Officer
                Steven R. Garfinkel                                                     August 31, 2001

                 /s/ JOHN P. BOYLE                   Vice President and Chief
---------------------------------------------------    Accounting Officer
                   John P. Boyle                                                        August 31, 2001

                /s/ GERALD L. COHN                   Director
---------------------------------------------------
                  Gerald L. Cohn                                                        August 31, 2001

              /s/ WILLIAM S. GOLDBERG                Director
---------------------------------------------------
                William S. Goldberg                                                     August 31, 2001

                /s/ JOHN E. MCHUGH                   Director
---------------------------------------------------
                  John E. McHugh                                                        August 31, 2001

                /s/ NATHAN SHAPIRO                   Director
---------------------------------------------------
                  Nathan Shapiro                                                        August 31, 2001

              /s/ HARRY T. J. ROBERTS                Director
---------------------------------------------------
                Harry T. J. Roberts                                                     August 31, 2001

                                 EXHIBIT INDEX


4.1(a)   Form of Common Stock Certificate
4.2(b)   Asset-Backed Exchangeable Term Note, dated June 29, 2001
4.3(b)   Warrant dated August 9, 2001
5.1(b)   Opinion of Clifford Chance Rogers & Wells LLP
10.1(b)  Securities Purchase Agreement, dated as of June 29, 2001 between DVI and Deephaven/JE Matthew LLC, together with
         Amendment No. 1, dated as of August 9, 2001
23.1(b)  Consent of Clifford Chance Rogers & Wells LLP (Included in
         Exhibit 5.1)
23.2(b)  Consent of Deloitte & Touche LLP

---------------
a. Filed as an Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 33-84604) and incorporated herein by reference.

b. Filed herewith.